Exhibit 99.1

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CCG Investor Relations	Excelligence Learning Corporation
10960 Wilshire Blvd, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 ext 103 Crocker Coulson, President crocker.coulson@ccgir.com	2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP, General Counsel & Secretary varora@excelligencemail.com

FOR IMMEDIATE RELEASE

EXCELLIGENCE RECEIVES NOTICE OF POTENTIAL DELISTING

FROM NASDAQ DUE TO LATE FILING OF FORM 10-Q

MONTEREY, Calif., August 19, 2005 - Excelligence Learning Corporation (NasdaqSC: LRNS) announced today that, on August 16, 2005, the Company received notice from The NASDAQ Stock Market, Inc. Listing Qualifications Staff that the Company’s securities are subject to potential delisting as of August 25, 2005 from The NASDAQ Stock Market due to the Company’s failure to file its quarterly report on Form 10-Q for the three months ended June 30, 2005 on a timely basis.

On August 12, 2005, the Company announced a delay in the filing of its Form 10-Q pending completion of an internal investigation of allegations by current and former accounting personnel that the Company had improperly failed to record and accrue for certain obligations for the period and fiscal year ended December 31, 2004. The Company currently cannot estimate when it may file its Form 10-Q for the three months ended June 30, 2005, but will do so as soon as practicable following completion of the investigation.

Because of this delay, the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14), which requires the timely filing with NASDAQ of all reports and other documents filed or required to be filed with the Securities and Exchange Commission. As a result of the filing delinquency, NASDAQ changed the Company’s trading symbol for its securities from “LRNS” to “LRNSE” at the opening of business on August 18, 2005.

The Company expects to make a timely request for hearing before a NASDAQ Listing Qualifications Panel to request continued listing on The NASDAQ SmallCap Market until the Company files its Form 10-Q for the three months ended June 30, 2005. In its notification letter, the NASDAQ Listing Qualifications Staff informed the Company that this request will result in a postponement of the delisting pending the Panel’s decision. However, the Company can provide no assurance that the Panel will grant its request for continued listing.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With its proprietary product offerings, a multi-channel distribution strategy and extensive management expertise, the Company aims to foster children’s early childhood and elementary education. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels primarily to early childhood professionals and, to a lesser extent, consumers. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. Those parties then resell the products either as a fundraising device for the benefit of a particular school, student program or other community organization, or as a service project to the school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the investigation of the Company’s previously released financial statements and accruals for certain obligations, the time needed to complete the investigation, and compliance with NASDAQ listing requirements. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Excelligence’s web site at www.excelligencelearning.com. There can be no assurance that the investigation discussed in this release or subsequent processes will be timely completed, that any modifications or changes will be made or, if made, can be timely or effectively implemented or implemented before any delisting proceeding is concluded by the NASDAQ Stock Market. In addition, the Company’s financial results and stock price may suffer as a result of this investigation and any subsequent determination from this process. The forward-looking statements in this earnings release are made as of August 19, 2005, and Excelligence Learning Corporation does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.